Exhibit 10.1

FIRST AMENDMENT TO INDUSTRIAL/WAREHOUSE LEASE AGREEMENT

THIS FIRST AMENDMENT TO INDUSTRIAL/WAREHOUSE LEASE AGREEMENT (“First Amendment”) is made effective as of the 14th day of September, 2015 (“Effective Date”), by and between JAMES CAMPBELL COMPANY LLC, a Delaware limited liability company (“Landlord”) and INSIGNIA SYSTEMS, INC., a Minnesota corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord, as successor in interest to Opus Northwest, L.L.C., a Delaware limited liability company, and Tenant executed that certain Industrial/Warehouse Lease Agreement dated as of March 27, 2008 (“Lease”), concerning the leasing of approximately 40,781 square feet, consisting of approximately 23,914 square feet of office space and 16,867 square feet of production space/warehouse space that is designated on Exhibit C to the Lease (“Original Premises”) in a building commonly referred as “Park West Business Center” located at 8701 Brooklyn Boulevard, Brooklyn Park, Minnesota 55445 (“Building”); and

WHEREAS, Landlord and Tenant desire to set forth their agreement concerning certain amendments and corrections to the Lease according to the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                      Interpretation of First Amendment.  The Lease is hereby modified and supplemented.  Wherever there exists a conflict between this First Amendment and the Lease, the provisions of First Amendment shall control.  Except as otherwise indicated hereon, capitalized terms shall be defined in the manner set forth in the Lease.  Except as modified and supplemented hereby, the Lease is unamended and in full force and effect.

2.                      Extended Lease Term.                                      The parties hereby agree that Tenant shall extend its tenancy for a period of sixty-three (63) months commencing on January 1, 2016 (“Extension Date”), and continuing until March 31, 2021 (“Extended Lease Term”).  As such, notwithstanding anything to the contrary contained in the Lease or herein, the existing termination date of February 29, 2016, for the Lease shall be revised and the revised termination date for the Lease shall be March 31, 2021 (hereinafter referred to as the “Termination Date”).

3.                      Modified Square Footage of Original Premises.  On or by the Extension Date, Tenant shall reduce the space occupied by it within the Original Premises by approximately 17,404 square feet (consisting of approximately 13,149 square feet of office space and reduction of approximately 4,255 square feet of production space/warehouse space) (“Vacated Premises”), bringing the revised square footage of remaining space to approximately 23,377 square feet (consisting of approximately 10,765 square feet of office space and 12,612 square feet of production space/warehouse space) (“Modified Premises”).  The Modified Premises shall also mean and refer to Premises as set forth in the Lease; any reference to Premises hereinafter shall mean the Modified Premises.  The Vacated Premises and Modified Premises are depicted on the attached EXHIBIT A.  Up to the Extension Date, Tenant shall continue to lease from Landlord the Original Premises according to the terms and conditions as set forth in the Lease.  Commencing on the Extension Date, Tenant shall lease from Landlord the Premises.

4.                      Vacation Date/Access to Vacated Premises.  Notwithstanding any language to the contrary contained in this First Amendment, Tenant shall have until January 30, 2016, by which to vacate the

Vacated Premises (“Vacation Date”). Tenant shall surrender the Vacated Premises in “broom clean” condition and otherwise in good order, condition and repair, reasonable wear and tear excepted.  Tenant shall remove all personal property from the Vacated Premises and all Alterations from the Vacated Premises (if required by Landlord pursuant to the Lease) and shall promptly repair any damage caused by any such removal.  Landlord and Tenant shall, do a walk-though of the Vacated Premises to confirm Tenant’s surrender of the Vacated Premises per the condition set forth above and, upon the request of either party, execute a written confirmation of the Vacation Date.  Despite the fact that Tenant will no longer be paying rent on the Vacated Premises beginning on January 1, 2016, from January 1, 2016 through and until the Vacation Date, the Vacated Premises shall otherwise be subject to the terms and conditions of the Lease.  As of the Vacation Date, Landlord shall have complete access to the Vacated Premises for showings and potential improvements for a future tenant.

5.                                      Tenant’s Share of Property Expenses.  Up to the Extension Date, Tenant shall continue to pay Tenant’s Share of Property Expenses for the Original Premises as set forth in the Lease.  However, Landlord and Tenant acknowledge that, effective as of the Extension Date, Tenant’s Share of Property Expenses shall decrease to 22.49%, which is the percentage obtained by dividing the 23,377 square feet in the Modified Premises by the 103,964 square feet in the Building.

6.                                      Base Rent.

A.            Until the Extension Date, Tenant shall continue to pay Base Rent for the Original Premises as set forth in the Lease.  For convenience purposes, it is restated herein:

Term	Approx. Rate (psf)	Monthly Rent

8/1/15-12/31/15	$12.07	$41,018.89

B.            Commencing on the Extension Date, Tenant shall pay Base Rent for the Premises as follows:

Term	Approx. Rate (psf)	Annual Rent		Monthly Rent
1/1/16 - 12/31/16	$8.60	$201,042.24	*	$16,753.52	*
1/1/17 - 12/31/17	$8.82	$206,185.20		$17,182.10
1/1/18 - 12/31/18	$9.04	$211,328.04		$17,610.67
1/1/19 - 12/31/19	$9.27	$216,704.76		$18,058.73
1/1/20 - 12/31/20	$9.50	$222,081.48		$18,506.79
1/1/21- 3/31/21	$9.74	$56,922.99	**	$18,974.33

*Provided Tenant is not then in default under the Lease beyond any applicable notice and grace periods, Base Rent shall be abated from 1/1/16—3/31/16.  In the event Tenant is then in default under the Lease beyond any applicable notice and grace periods, Tenant shall not receive said abatement and Tenant’s obligation to pay Base Rent shall be continuing and ongoing.

**Note this term is not a full twelve (12) month term; it is a three (3) month term.

7.                                      Heating, Ventilating and Air Conditioning Systems.  Tenant shall accept the existing heating, ventilating and air conditioning systems serving the Premises in their “as-is, where-is” condition as of the Effective Date.  Tenant shall continue to maintain and repair all existing heating, ventilating and air conditioning systems serving the Premises.  Notwithstanding the foregoing and subject to the terms and conditions of the Lease, in the event an existing heating, ventilating and air conditioning rooftop system servicing the Premises existing prior to the Extension Date requires replacement, Landlord shall install the same and shall pay for the cost of such replacement; provided, Tenant shall reimburse Landlord for the heating, ventilating and air conditioning rooftop system replacement costs as part of its payment of Tenant’s Share of Property Expenses.  Tenant’s proportionate share of the heating, ventilating and air conditioning rooftop system replacement costs shall be determined by dividing Tenant’s remaining Lease term, including any renewal or extension terms, if exercised, by the useful life of the heating, ventilating and air conditioning system (which for purposes of the Lease, has been determined to be twelve (12) years, or one hundred forty-four (144) months) multiplied by the replacement cost of the heating, ventilating and air conditioning rooftop system (e.g., if Tenant has thirty-six (36) months remaining in the Lease term including any renewal or extension terms, if exercised, when the heating, ventilating and air conditioning rooftop system is replaced, Tenant would be responsible for 36/144 (25%) of the replacement cost of the heating, ventilating and air conditioning rooftop system, payable in equal monthly installments as part of Tenant’s Share of Property Expenses).  In the event a renewal or extension term is agreed to after Tenant’s proportionate share of the heating, ventilating and air conditioning system replacement costs has already been calculated, then said proportionate share shall be recalculated to account for and include the renewal or extension term.

8.                                      Planning Services.  Landlord, at its sole cost and expense, shall engage Genesis Architecture to provide customary architectural and planning services to produce construction drawings necessary for the City of Brooklyn Park’s permit approval process for the Tenant Improvements (as hereinafter defined) (the “Plans”).  If the City of Brooklyn Park or the Landlord require revisions to the Plans, the cost of those revisions shall also be at Landlord’s sole cost and expense. However, if Tenant requests design, architectural and planning services beyond the Plans approved by both Landlord and the City of Brooklyn Park, then the cost of the additional design, architectural and planning services shall be at Tenant’s sole cost and expense.

9.                                      Tenant Improvements.  Tenant, may, at its sole cost, install fixtures, equipment and furnishings in or to the Premises in a first-class manner and at a minimum consistent with Landlord’s building standard materials and finishes and with Tenant’s permitted use.  Such trade fixture and furnishing activities shall be defined herein collectively as the “Tenant Improvements.”  Tenant shall work with Landlord and cause Genesis Architecture to complete and deliver the Plans with due diligence, time being of the essence.  Landlord and Tenant hereby agree to use their best efforts to agree to finalize the Plans by October 1, 2015.  The Plans shall be subject to Landlord’s approval and the approval of all local governmental authorities with jurisdiction.  Landlord agrees not to unreasonably withhold its approval of said Plans.  If Landlord notifies Tenant that changes are required to the final Plans submitted by Tenant, Tenant shall promptly submit to Landlord, for its approval, the Plans amended in accordance with the changes so required.  The Plans shall also be revised, and the Tenant Improvements shall be changed, to incorporate any work required in the Premises by any local governmental field inspector.  Landlord’s approval of the Plans shall in no way be deemed to be (i) an acceptance or approval of any element therein contained which is in violation of any applicable laws, ordinances, regulations or other governmental requirements, or (ii) an assurance that work done pursuant to the Plans will comply with all applicable laws (or with the interpretations thereof) or satisfy Tenant’s objectives and needs.  Landlord shall deliver written notice (the “Approval Notice”) to tenant upon Landlord’s approval of the Plans.

Upon the delivery of the Approval Notice, Landlord and Tenant hereby mutually agree to select Cushman Wakefield Northmarq Construction Management (“CWNCM”) as the construction manager for the Tenant Improvements. Tenant shall enter in a contract with CWNCM (the “CWNCM Contract”) for management of the Tenant Improvements in a form consistent with the bid or proposal approved by Tenant, which contract shall be capped at three percent (3%) of the total construction costs for the Tenant Improvements. Notwithstanding the foregoing, Tenant shall not have to pay CWNCM a percentage of costs of the following Tenant Improvements: architectural and planning services provided by Genesis Architecture for the Plans (as set forth above in Section 8), furniture or equipment moving, or voice or data installation, unless Tenant requests that CWNCM hire vendors to coordinate the same. CWNCM shall request bids from up to three (3) general contractors to perform the Tenant Improvements based on the Plans, and CWNCM, Landlord and Tenant shall mutually agree on the selection of a general contractor.  Tenant shall cause the general contractor to complete the Tenant Improvements with due diligence and in accordance with the approved Plans.  All costs incurred by Tenant in its CWNCM Contract and its contract with the selected general contractor for the completion of the Tenant’s Work shall be paid by Tenant.

10.                               Tenant Improvement Allowance.  Landlord shall pay to Tenant an improvement allowance (the “Allowance”) in an amount not to exceed Two Hundred Seventy-Five Thousand and no/100s Dollars ($275,000.00) to be used solely to reimburse Tenant for the costs and expenses directly incurred by Tenant related to purchasing, constructing or installing Tenant Improvements (“Tenant Costs”).  The Allowance shall be payable in accordance with the following terms and conditions:

(a)                                 Payment of Allowance.

i.              When requesting reimbursement from Landlord for Tenant Costs, Tenant shall provide to Landlord a detailed statement in writing, certified by Tenant to be accurate as of the date thereof, of the costs incurred by Tenant through the time frame for which it is requesting payment (which time frame shall be no more frequently than monthly) along with copies of all invoices/receipts related thereto, which gives rise to all or a portion of the Allowance together with standard full lien waivers from the general contractor and from any and all subcontractors for charges included in the statement (collectively, the submission of Tenant’s certified statement, receipts and lien waivers shall be referred to as a “Reimbursement Request”).  Tenant shall be allowed to make up to four (4) Reimbursement Requests, unless agreed to otherwise by Landlord in writing.

ii.             Upon Landlord’s receipt of all of the foregoing items, Landlord shall make payment of such portion of the Allowance that is so certified by Tenant directly to Tenant by the expiration of the thirtieth (30th) day after Tenant’s submission of a Reimbursement Request.

(b)           Tenant shall have until June 30, 2016, to request payment of the Allowance, or portions thereof, as reimbursement for Tenant Costs.  Tenant shall have no right to the Allowance after June 30, 2016 unless mutually agreed upon in writing by Landlord and Tenant.

(c)           Tenant shall be solely responsible for the payment of the amount, if any, by which the Tenant Costs exceed the Allowance (this includes any costs associated with change orders made by Tenant to Tenant Improvements).

(d)           If Landlord fails to reimburse Tenant within thirty (30) days after Tenant’s full and complete submission of a Reimbursement Request and if such failure to reimburse Tenant continues for an additional period of thirty (30) days after Tenant notifies Landlord in writing of Landlord’s failure to reimburse (“Failure to Reimburse Notice”), then Landlord shall be in default. Notwithstanding anything in the foregoing to the contrary, Landlord shall pay Tenant a late charge in the amount of $100.00 per day for any delay in reimbursement from the first day after its receipt of the Failure to Reimburse Notice through and including the tenth (10th) business day thereafter and an additional $250.00 per day for any delay in reimbursement in excess of the aforementioned period.

11.                               Extension Option.  Tenant shall have the option to extend its tenancy (“Additional Extension”) immediately beyond the scheduled Termination Date for one (1) five (5) year period (“Additional Extension Term”) upon the following terms and conditions:  (i) Tenant shall give Landlord written notice of its election to exercise such option (the “Additional Extension Notice”) no later than two hundred seventy (270) days prior to the Termination Date; (ii) no event of default (as defined in Article 14 of the Lease) exists; and (iii) the Lease shall be in full force and effect on the date Tenant delivers the Additional Extension Notice.  If Tenant timely and properly exercises the foregoing Additional Extension, the following terms and conditions shall also be applicable:

a.              Base Rent Payable.  Tenant shall pay Base Rent on the Premises during the Additional Extension Term at a rate equal to the “Market Rate” for similar buildings in the northwest submarket of St. Paul/Minneapolis, Minnesota For purposes hereof, the phrase “Market Rate” shall be defined as the rate of Base Rent for the Premises that a willing tenant would pay, and that a willing landlord would accept, in arms-length bona-fide negotiations if the same were being leased for the Additional Extension Term to a single tenant “As-Is” and taking into consideration the following: all costs incurred by Landlord in the negotiation of such extension, including any brokerage fee payable by Landlord in connection therewith; the size of the space in question and its utility for leasing to other occupants conducting different uses; the quality, age and location of the building; and the financial resources of Tenant.

Landlord shall, within ten (10) days of the date of the Extension Notice, assuming Tenant desires to lease the Premises, provide Landlord’s determination of the applicable Market Rate (“Landlord’s Market Rate Notice”).  If Tenant disagrees with Landlord’s determination of the Market Rate, Tenant shall give Landlord written notice of that disagreement (“Tenant’s Dispute Notice”) within ten (10) days of receipt of Landlord’s Market Rate Notice, stating the amount which Tenant believes the Market Rate should be and the basis for such belief, and Landlord and Tenant shall endeavor in good faith to agree on the Market Rate.

If Tenant does not deliver Tenant’s Dispute Notice to Landlord within ten (10) days of receipt of Landlord’s Market Rate Notice, Tenant shall be deemed to agree with and accept Landlord’s determination of the Market Rate.  In the event of the timely delivery of Tenant’s Dispute Notice and if Landlord and Tenant have not agreed as to the Market Rate for the Additional Extension Term within forty-five (45) days after Tenant’s receipt of Landlord’s Market Rate Notice, either party may, within ten (10) business days of the expiration of said forty-five (45) day period, deliver to the other party a written notice withdrawing its Extension Notice or Landlord’s Market Rate Notice, as the case may be.

b.              Other Provisions.  Except as otherwise stated, all terms and conditions of the Lease, including Tenant’s obligation to pay Tenant’s Share of Property Expenses and all other items of additional rent, shall remain in full force and effect during each year of the Additional Extension Term, if any; provided, Landlord shall have no obligation to construct, or contribute to the costs of constructing any leasehold improvements during the Additional Extension Term.

12.                               Other Options/Rights.  Landlord and Tenant hereby acknowledge that Article 21 of the Lease shall terminate as of the date of this First Amendment; it being the intent that the parties are extending the Lease, but under different terms than set forth in Article 21.  Further, Landlord and Tenant hereby acknowledge that other than Extension Option set forth in Section 11 herein, any other expansion rights, extension rights, rights of first refusal or first offer, renewal rights, option rights and/or termination rights (collectively, “Options”) which may have existed under the terms of the Lease shall terminate as of the date of this First Amendment.  Notwithstanding the foregoing, Landlord and Tenant hereby acknowledge that Article 23 of the Lease shall terminate as of December 31, 2015; it being acknowledged that the right granted therein is only applicable during the initial term of the Lease.

13.               Notices.  Pursuant to Section 18.1 of the Lease, the parties hereby provide:

The following is the notice address for Landlord:

James Campbell Company LLC

425 California Street

Suite 500

San Francisco, CA 94104

Attn:  Executive Vice President

Real Estate Investment Management

With a copy to:

James Campbell Company LLC

c/o Cushman & Wakefield/NorthMarq
3500 American Blvd W - #200

Minneapolis, MN 55431

Attn: John Erickson

The following is the notice address for Tenant:

Insignia Systems, Inc.

Attn: John Gonsior

8799 Brooklyn Blvd.

Brooklyn Park, MN 55445

With a copy to:

Winthrop & Weinstine, P.A.

Attn: Matt McBride

225 South Sixth Street, Suite 3500

Minneapolis, MN 55402

14.               Other Provisions.  Except as otherwise stated, all terms and conditions of the Lease, including Tenant’s obligation to pay for its own utilities for the Premises (which utilities shall be separately metered and Tenant shall contract directly with the utilities suppliers for the payment of those utilities, except for water and sanitary sewer which is provided by Landlord and paid as part of Operating Expenses) and all other items of additional rent, if any, shall remain in full force and effect during the term of the Lease; provided, Landlord shall have no obligation to construct, or contribute to the costs of constructing leasehold improvements, if any, during the term of the Lease, as extended. Landlord and Tenant hereby acknowledge and agree that Tenant’s address of 8799 Brooklyn Boulevard, Brooklyn Park, Minnesota 55445 shall remain unchanged.

15.               Brokerage Fees.  Landlord and Tenant recognize that Jason Meyer and Brent Masica of Cushman & Wakefield/NorthMarq represent Landlord and Patrick Schneider of Calhoun Commercial represents tenant in this transaction.  All commissions associated with this transaction shall be paid by the Landlord pursuant to a separate agreement.

[Signature page to follow]

THIS FIRST AMENDMENT TO LEASE AGREEMENT is executed and delivered as of the date first above written.

LANDLORD:

JAMES CAMPBELL COMPANY LLC,
a Delaware limited liability company

	By:	/s/ Dorine Holsey Streeter
Dorine Holsey Streeter
Executive Vice President
Real Estate Investment Management

Date:	9/14/2015

	By:	/s/ Kathleen Burgi-Sandell
Kathleen Burgi-Sandell
Vice President Regional Manager

Date:	9-14-15

TENANT:

INSIGNIA SYSTEMS, INC.,
a Minnesota corporation

	By:	John Gonsior
John Gonsior
President and CFO

Date:	9/3/15

Approved as form only, which
approval is for the sole benefit of
Landlord and does not constitute the
assumption by the undersigned of
any obligations hereunder:

FAEGRE BAKER DANIELS LLP

By:	Angela M. Woessner
Angela M. Woessner
Counsel

Date:	9.11.15

EXHIBIT A

VACATED PREMISES/ PREMISES

See attached.

Elec.
Elec.

INSIGNIA

Building Key

Park West Business Center
8785 Brooklyn Blvd.
Brooklyn Park, MN 55445

Modified Premises	= 23,377 Sq. Ft.
Vacated Premises	= 17,404 Sq. Ft.
Total	= 40,781 Sq. Ft.

EXHIBIT A